                                                                    EXHIBIT 99.1



CELERITY CLOSES ON PRIVATE FINANCING

Knoxville, Tennessee - April 3, 2000. Celerity Systems, Inc. (OTC:BB:CLRT) has canceled $1,665,882 of outstanding debt upon the initial closing of a private offering. Of such debt, $596,996 was held by Celerity's officers and directors and $348,317 was held by other current and former employees. Investors in the private offering receive shares of Celerity common stock with an aggregate value equal to the amount of debt canceled, calculated at the average closing bid price of Celerity's common stock on the Nasdaq Bulletin Board for the five trading days prior to closing, less twenty percent. In addition, investors receive warrants to purchase common stock at the rate of one warrant for each five dollars of debt canceled. Celerity will not receive any proceeds from the offering.

The Company has agreed to file a registration statement with respect to the resale of the common stock and the shares underlying the warrants as soon as is reasonably practicable.

The securities offered in the private offering have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an exemption from applicable registration requirements.

Contact information: Celerity Systems, Inc., Knoxville Investor Relations 8651539-3510 www.celerity.com.